EXHIBIT INDEX

(d)(8) Investment Subadvisory Agreement between American Express Financial Corporation and Boston Company Asset Management, LLC, dated September 25, 2002.

(d)(9) Investment Subadvisory Agreement between American Express Financial Corporation and Putnam Investment Management, LLC, dated September 25, 2002.

(d)(11) Investment Subadvisory Agreement between American Express Financial Corporation and Wellington Management Company, LLP, dated September 25, 2002.